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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144


               AIG ISSUES ESTIMATE OF HURRICANE AND TYPHOON LOSSES

NEW YORK, October 14, 2004 - American International Group, Inc. (AIG) has issued an estimate of its total expected losses relating to Hurricanes Charley, Frances, Ivan and Jeanne, and Typhoons number 16 (Chaba), 18 (Songda) and 21 (Meari) in Japan.

         AIG estimates that its total after tax net losses will be in a range of $500 to $515 million. This total includes AIG's own Domestic Brokerage Group (including Lexington Insurance Company), Domestic Personal Lines business and Foreign General operations as well as AIG's prorated share of losses from AIG's majority investment in Transatlantic Holdings, Inc. and participation in Lloyd's Syndicate 1414 (Ascot); and AIG's minority investments in Allied World Assurance Holdings, Ltd, IPC Holdings, Ltd., and Fuji Fire & Marine Insurance Company, Limited.

         AIG Chairman M. R. Greenberg said, "This unusually severe storm season has resulted in a tragic loss of life and property. Our first priority has been to deploy our claims professionals throughout the affected areas to serve our customers. The importance of AIG's claims handling expertise, strong financial position and diverse business mix will be evident when we announce third quarter results."

         This press release contains forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270